Exhibit 5.1

Salley Bowes Harwardt Law Corp.
Barristers and Solicitors
Suite 1750 - 1185 West Georgia Street
Vancouver, B.C., Canada
V6E 4E6
Telephone: (604) 688-0788
Fax: (604) 688-0778
Website: www.sbh.bc.ca

December 30, 2013

Board of Directors
Avino Silver & Gold Mines Ltd.
Suite 900 – 570 Granville Street
Vancouver, British Columbia
V6C 3P1

Dear Sirs:

Re:	Avino Silver & Gold Mines Ltd. (the “Company”) – Registration Statement on Form F-3 dated December 23, 2013 (the “Registration Statement”)

We have acted as British Columbia counsel for the Company, a British Columbia company. We are furnishing this opinion at your request in connection with the Company’s Registration Statement to be filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement is being filed pursuant to Rule 462(b) of Regulation C promulgated under the Act, solely to register the Common Shares purchase rights (the “Rights”) attached to the Company’s Common Shares registered under the Company’s registration statement on Form F-3 (File No. 333-191214), declared effective by the SEC on December 6, 2013 (the “Related Registration Statement”). Each of the Company’s Common Shares registered under the Related Registration Statement, if issued prior to the termination of the Company’s Shareholder Rights Plan Agreement dated as of April 22, 2013 (the “Rights Agreement”), between the Company and the rights agent named therein, includes the Rights. The Registration Statement incorporates by reference the Related Registration Statement, including the prospectus that forms a part of the Related Registration Statement (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).

In connection with this opinion, we have examined the Registration Statement and such matters of fact and questions of law as we have considered appropriate for purposes of this letter. As to certain factual matters, we have relied upon a Certificate of Officers of even date (the “Officers’ Certificate”) executed by the President & Chief Executive Officer, and Secretary of the Company, respectively.

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion with respect to the laws of any other jurisdiction.

Our opinion is expressed with respect to the laws of the Province of British Columbia in effect on the date of this opinion. We have no responsibility or obligation to (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

In rendering this opinion, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness, and authenticity of certificates of public officials; and (v) the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, at the time of issuance and sale of any Common Shares and associated Rights, a sufficient number of shares of Common Shares is authorized and reserved or available for issuance and that prior to any offering and sale of the Common Shares and associated Rights, the Company’s board of directors will duly authorize the price at which the Common Shares and associated Rights are to be issued and sold.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any offering of the Common Shares and associated Rights, provided that: (i) the Registration Statement has become effective; (ii) an appropriate Prospectus Supplement with respect to the Common Shares and associated Rights has been prepared, delivered, and filed in compliance with the Act and the applicable rules and regulations promulgated thereunder; (iii) if the Common Shares and associated Rights are to be sold pursuant to a purchase, underwriting, or similar agreement, such agreement has been duly authorized, executed, and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; and (iv) the Board of Directors has taken all necessary corporate action to approve the issuance of the Common Shares and associated Rights and related matters; then, the Shares and associated Rights, when issued and sold in accordance with any duly authorized, executed, and delivered purchase, underwriting, or similar agreement, will be duly authorized and validly issued, and the Common Shares will be fully paid and non-assessable.

This opinion assumes, with your consent, that the Rights Agreement has been duly authorized, executed, and delivered by the rights agent, and that the Board of Directors has acted in accordance with its fiduciary duties in adopting the Rights Agreement. This opinion does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Common Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of the Rights Agreement or share purchase rights issued thereunder would invalidate such rights in their entirety.

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

By:	/s/ Salley Bowes Harwardt
Salley Bowes Harwardt